January 19, 2005

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Exhibit 10, Form N-1A

Calvert Cash Reserves

File numbers 2-76527 and 811-3418

Ladies and Gentlemen:

As counsel to Calvert Cash Reserves (the "Trust"), it is my opinion,

based upon an examination of the Trust's Declaration of Trust and By-Laws and

such other original or photostatic copies of Trust records, certificates of public officials, documents, papers, statutes, and authorities as I deemed necessary to form the basis of this opinion, that the securities being registered by this Post-Effective Amendment No. 31 of the Trust will,

when sold, be legally issued, fully paid and non-assessable.

Consent is hereby given to file this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Trust's Post-Effective

Amendment No. 31 to its Registration Statement.

Sincerely,

Susan Walker Bender

/s/ Susan Walker Bender

Associate General Counsel